UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Smith & Wollensky Restaurant Group, Inc.
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THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

880 THIRD AVENUE

NEW YORK, NY 10022

______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 31, 2006

______________________

TO THE STOCKHOLDERS OF THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.:

Notice is hereby given that the Annual Meeting of Stockholders of The Smith & Wollensky Restaurant Group, Inc. (the “Company”), a Delaware corporation, will be held on Wednesday, May 31, 2006, at 10:00 a.m., New York City time, at Park Avenue Café, 100 East 63rd Street, New York, New York for the following purposes:

1.	To elect three Class II directors to serve for a three year term and until their successors are duly elected and qualified;
2.	To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2007; and
3.	To transact such other business, including consideration of a stockholder proposal, as may properly be brought before the meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 26, 2006 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. You may vote in person at the meeting or by completing and mailing the enclosed proxy card.

By the order of the Board of Directors,

Samuel Goldfinger

Chief Financial Officer, Treasurer and Secretary

New York, New York

May 12, 2006

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please submit your vote according to the instructions on the enclosed proxy card as promptly as possible so your shares can be voted at the meeting. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

880 THIRD AVENUE

NEW YORK, NY 10022

______________________

PROXY STATEMENT

______________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished by the Board of Directors of The Smith & Wollensky Restaurant Group, Inc. (the “Company, ” “we” or “us”) in connection with its solicitation of proxies for use at our Annual Meeting of Stockholders and at any adjournment or postponement thereof. The Annual Meeting will be held at Park Avenue Cafe, 100 East 63rd Street, New York, NY, on Wednesday, May 31, 2006, at 10:00 a.m., New York City time, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement and the accompanying Proxy are first being mailed to stockholders is May 12, 2006.

Our Annual Report to Stockholders, including the Annual Report on Form 10-K that was filed with the Securities and Exchange Commission and that contains our financial statements for the fiscal year ended January 2, 2006, is being mailed together with these proxy solicitation materials to all stockholders entitled to vote.

Proposals

The Annual Meeting is being held for the following purposes:

1.	To elect three Class II directors to serve for a three year term and until their successors are duly elected and qualified;
2.	To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2007; and
3.	To transact such other business, including consideration of a stockholder proposal, as may properly be brought before the meeting and any adjournment or postponement thereof.

Record Date and Share Ownership

Only stockholders of record at the close of business on April 26, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. We have one class of securities issued and outstanding, which is designated as common stock, $0.01 par value per share (the “Common Stock”). As of the Record Date, 40,000,000 shares of Common Stock were authorized and 8,590,643 shares were issued and outstanding.

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Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to us at our principal offices (Attention: Samuel Goldfinger) a written notice of revocation or a duly executed proxy bearing a later date, or (ii) attending the meeting and voting in person.

Solicitation of Proxies

We will bear the cost of this solicitation of proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally or by telephone, fascimile, electronic transmission or other means. We will not pay any additional compensation to these individuals for any such services.

Voting

On all matters, each share of our Common Stock has one vote. The number of votes required to effect each of the proposals are as follows:

Proposal One: Election of Three Class II Directors. To be elected, a director must receive the affirmative vote of the holders of a majority of the shares of our Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

Proposal Two—Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm. Ratification of the independent registered public accounting firm of the Company for the current year will require the affirmative vote of the holders of a majority of the shares of our Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

Proposal Three—Stockholder Proposal if Properly Brought Before the Meeting. Approval of the stockholder proposal if properly brought before the meeting will require the affirmative vote of the holders of a majority of the shares of our Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections who will be a representative from American Stock Transfer & Trust Company. The Inspector of Elections will also determine whether or not a quorum is present. The holders of a majority of the shares of the Common Stock, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN and broker non-votes as being present and entitled to vote for purposes of determining the presence of a quorum, but not as votes in favor of approving any matter submitted to the stockholders for a vote. Broker non-votes are shares held by a broker as to which the broker is not empowered to vote on any proposals. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a particular proposal. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder.

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If no specific instructions are given, the shares will be voted FOR:

•	FOR the election of the three nominees for director set forth herein;
•	FOR the ratification of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2007; and
•	AGAINST the stockholder proposal as set forth herein if properly brought before the meeting.

As to other matters properly presented, if any, to be voted upon, the persons designated as proxy will take such actions as described under the heading “Other Matters.” It is not expected that any other matters will be presented at the Annual Meeting.

Householding

We may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called “householding.” This process reduces duplicate mailings and saves printing and postage costs as well as natural resources. Proxy materials and other stockholder communications to you may be householded based on your prior express or implied consent. If your proxy materials are being householded and you wish to receive separate copies of our Proxy Statement and/or our Annual Report, or if you are receiving multiple copies and would like to receive a single copy, you may contact our transfer agent as described below. If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request to our transfer agent, American Stock Transfer & Trust Company, Shareholder Relations Department, 6201 15th Avenue, Brooklyn, NY 11219. You may contact our transfer agent at 800-937-5499.

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PROPOSAL ONE

ELECTION OF THREE CLASS II DIRECTORS

Our Board of Directors, the size of which is set at seven members, is currently divided into three classes as follows: Class I consists of Joseph E. Porcelli and Richard A. Mandell; Class II consists of Jacob Berman, Robert D. Villency and Eugene I. Zuriff; and Class III consists of Alan N. Stillman. Due to the resignation of Thomas H. Lee from our Board of Directors, we currently have a vacancy on our Board of Directors, which we are seeking to fill. Stockholders cannot vote or submit proxies for a greater number of persons than the three nominees named in this Proposal One

The following table sets forth, for the Class II nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of the Record Date, the date each person became a director and the date his term expires. :

Name of Director	Age	Director Since	Term Expires At Annual Meeting to be Held In
Jacob Berman	57	2003	2006
Richard A. Mandell	63	2003	2008
Joseph E. Porcelli	53	2006	2008
Alan N. Stillman	69	1997	2007
Robert D. Villency	67	2002	2006
Eugene I. Zuriff	67	1997	2006

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified or until they sooner die, resign or are removed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

It is proposed that each of the nominees listed below be elected to hold office until the 2009 annual meeting of stockholders and until his successor is duly elected and qualified or until he sooner dies, resigns or is removed. Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees specified below, each of whom currently serves as directors with a term extending to the 2006 Annual Meeting and until his successor is elected and qualified. If any such nominee for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the Annual Meeting, there will be a vacancy. Alternatively, the size of the Board of Directors may be reduced so that there is no vacancy. The Board of Directors has no reason to believe that the nominee will be unwilling or unable to serve if elected as a director.

Nominees for Election to a Three-Year Term Expiring at the 2009 Annual Meeting

Jacob Berman has been a director since 2003. Mr. Berman heads JB Advisors, Inc., a wealth management advisory firm. He co-founded Commercial Bank of New York in July 1988. Prior to the sale of Commercial Bank of New York in 2001, Mr. Berman served from 1988 until 2001 as its Chief Executive Officer and President. Mr. Berman was also a member of the Board of Directors of Commercial Bank of New York.

Robert D. Villency has been a director since 2002. Mr. Villency is, and has been since 1965, Chief Executive Officer of Maurice Villency, Inc., one of the largest contemporary retail furniture businesses in the United States. He was Chief Executive Officer of Roche Bobois USA, Ltd., a franchiser

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of 31 retail stores throughout the United States and Canada, selling contemporary, high-end furniture, from 1974 until 2001. He is also a director Chairman of Maurice Villency, Inc. Mr. Villency is also a director of The National Alliance to End Homelessness and The Chief Executive Organization.

Eugene I. Zuriff has been a director since 1997 and our President since May 2004. He was a consultant to us from February 1997 to May 2004 and was actively involved in financing, lease negotiations and marketing activities for our new restaurants. From 1988 to 1997, Mr. Zuriff was the New York representative of Multi Commercial Bank in Geneva, Switzerland. He was Executive Vice President of Century Business Credit from 1969 to 1988 and in 1988 became Founding Director and member of the Executive Committee of the Commercial Bank of New York. Mr. Zuriff is a director and chairman of the audit committee of Doral Bank, FSB. He is a member of the boards of directors of One Liberty Properties, Inc., a publicly traded real estate investment trust, and The “I Have a Dream” Foundation. Mr. Zuriff served as Chairman and Senior Chairman of the Health Care Chaplaincy.

The Class I and Class III members of the Board of Directors recommend that stockholders vote for the election of the class II nominees listed above.

Directors Continuing in Office Until the 2007 Annual Meeting

Alan N. Stillman, our founder, has been our Chairman and Chief Executive and a director since 1997, and was our President from 1977 to 1997. He developed and founded his first restaurant, T.G.I. Fridays, in 1965. In 1975, Mr. Stillman sold his interests in the concept and focused on the high-end market, founding Smith & Wollensky in 1977. Mr. Stillman has also served as a director of Meals on Wheels USA for over 20 years.

Directors Continuing in Office Until the 2008 Annual Meeting

Richard A. Mandell has been a director since 2003. Mr. Mandell is a private investor and financial consultant. He was Vice President-Private Investments of Clariden Asset Management (NY) Inc., a subsidiary of Clariden Bank, a private Swiss bank, from January 1996 until February 1998. From 1982 until June 1985, Mr. Mandell served as a Managing Director of Prudential Securities Incorporated, an investment banking firm. He also serves as a director and chairman of the audit committee of each of Encore Capital Group, Inc. and Sbarro, Inc. Mr. Mandell holds a BSE degree from the Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

Joseph E. Porcelli has been a director since February 1, 2006. Mr. Porcelli, a graduate of Fordham University and Brooklyn Law School, has been an attorney in private practice since 1979. From 1984 through 2003, he was a partner in the New York law firm Maloney & Porcelli. That firm was involved almost exclusively with representation of restaurants, wine and liquor wholesalers, importers, and others involved in the sale of alcohol beverages.

Board of Directors, Committees and Meetings

Our Board of Directors currently consists of seven directors, divided into three classes, as described in “Proposal One: Election of Three Class II Directors.” The Board of Directors believes that there should be a majority of independent directors on the Board. The Board of Directors also believes that it is useful and appropriate to have members of management, including our Chief Executive Officer serve as directors. The current Board of Directors consists of five independent directors and two members of our management team.

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The Board of Directors has determined that each of Messrs. Berman, Mandell, Porcelli and Villency qualifies as independent in accordance with the listing standards of the Nasdaq Stock Market Inc. (“Nasdaq”). The Nasdaq independence definition includes a series of objective tests, such as that the director is not an officer or employee of the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors has made an affirmative determination that each independent director does not have a relationship with the Company, which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board and its committees meet throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Independent directors meet at least twice per year without management present. The Company’s Corporate Governance Guidelines state that all directors should make every effort to attend meetings of the Board and meetings of committees of which they are members. The Company’s Corporate Governance Guidelines further state that directors may attend meetings by telephone to mitigate conflicts.

Our Board of Directors held a total of six meetings during fiscal 2005. No director serving in fiscal 2005 attended fewer than 75% of the meetings held while he was a director, except that Mr. Villency only attended four of the six meetings held. In addition, no director serving during fiscal 2005 attended fewer than 75% of the total number of meetings held by all committees of the Board upon which such director served during the period he was a director or a committee member, except that Mr. Lee did not attend any Audit Committee meetings in 2005 prior to his resignation from the Audit Committee on June 27, 2005. Five of our directors attended our 2005 annual meeting of stockholders.

The Board does not have a formal policy that limits the number of outside board seats that can be held by an independent director. A director’s involvement with other boards is just one factor to be considered in deciding if a director can devote the time and attention necessary to be an informed and effective director. The Board of Directors has delegated various responsibilities and authority to different Board committees as described below. Committees regularly report on their activities and actions to the full Board of Directors. The Board of Directors has three standing committees: the Audit Committee, the Corporate Governance and Nominations Committee and the Compensation Committee. The Board of Directors has appointed only independent directors to such committees. Each committee has a written charter adopted by the Board of Directors under which it operates. Copies of each charter are posted on our website at www.smithandwollensky.com.

Audit Committee. The Audit Committee is currently comprised of Messrs. Berman, Mandell, and Villency. Mr. Mandell is the Audit Committee’s chairman. All current committee members meet the independence criteria for audit committees and have the qualifications set forth in the listing standards of Nasdaq and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Mandell qualifies as an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Exchange Act and the Board of Directors has determined that he has the financial sophistication required under the listing standards of Nasdaq. The Board of Directors adopted a written charter under which the Audit Committee operates. The Audit Committee reviews and assesses the adequacy of the charter of the Audit Committee on an annual basis. A copy of the charter of the Company’s Audit Committee is posted on our website. Copies of our Audit Committee charter are available, free of charge, upon request directed to us at our principal offices, Attention: Samuel Goldfinger. Pursuant to the charter, the Audit Committee’s responsibilities include: (i) appointment, retention, compensation, oversight and, if necessary, replacement of our independent registered public accounting firm; (ii) oversight of the quality and integrity of our independent audit and financial reporting processes and systems of internal accounting and financial controls; (iii) review of the scope of the audit to be conducted by our independent public accounting firm, as well as the results of such audit; (iv)

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review and pre-approval of all audit and permissible non-audit services; and (v) oversight of our financial reporting activities, including in our annual report, and the accounting principles followed. The Audit Committee held six meetings during fiscal 2005 and also participated in conferences with BDO Seidman, LLP, our current independent registered public accounting firm. The Audit Committee has adopted complaint procedures for accounting, internal accounting controls and auditing matters. The full text of these procedures is available on our website. The Audit Committee’s procedure for the pre-approval of audit and permitted non-audit services are described below in “Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm”.

Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee is currently comprised of Messrs. Porcelli and Villency. All members of the Corporate Governance and Nominations Committee meet the independence criteria set forth in the listing standards of Nasdaq. The Corporate Governance and Nominations Committee’s responsibilities include identification of individuals qualified to serve as members of the Board of Directors, selection of director nominees for director positions whose terms are to expire or are vacant and development and annual review of corporate governance guidelines. The Committee also makes recommendations to the Board regarding the size of the Board. The Corporate Governance and Nominations Committee met once in fiscal 2005.

The Committee will accept suggestions as to new Board nominee candidates from management, other Board members and stockholders. Consideration of new Board nominee candidates will typically involve a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Committee will determine new nominees based on personal qualities and characteristics, accomplishments and reputation in the business community; current knowledge and contacts in communities in which we do business and in our industry or other industries relevant to our business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors in building a Board that is effective, collegial and responsive to the needs of the Company; and diversity of viewpoints, background and experience. The Committee approved the nomination of the candidates reflected in Proposal One, which candidates were approved by the Board of Directors. Mr. Porcelli became a member of our Board of Directors in January 2006, and he was recommended to the Committee by both our Chief Executive Officer and our President. In fiscal 2005, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board candidates.

The Corporate Governance and Nominations Committee also will consider stockholder recommendations for candidates to serve on the Board of Directors. The Committee will evaluate candidates proposed by stockholders using the same criteria as for other candidates. Stockholders may recommend nominees for consideration by the Corporate Governance and Nominations Committee by submitting the names and the following supporting information to the Company’s Secretary at: Secretary, Stockholder Nominations, The Smith & Wollensky Restaurant Group, Inc., 880 Third Avenue, New York, N.Y. 10022. The submissions should include a current resume and curriculum vitae of the candidate and statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understanding between the submitting stockholder and the candidate.

Compensation Committee. The Compensation Committee consists of Mr. Porcelli and Mr. Villency. Both members of the Compensation Committee meet the independence criteria set forth in the listing standards of Nasdaq. The purpose of the Compensation Committee is to review and recommend to the Board of Directors for determination, the salaries, incentive compensation and benefits of our Chief

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Executive Officer and all other executive officers and make recommendations to the Board with respect to our incentive compensation plans and equity-based plans, including our 2001 Stock Incentive Plan. The Compensation Committee met once during fiscal 2005. For additional information concerning the Compensation Committee, see “Report of the Compensation Committee of the Board of Directors.”

Corporate Governance

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics for directors, officers and employees. This Code of Business Conduct and Ethics is designed to comply with Securities and Exchange Commission regulations and the listing standards of Nasdaq related to codes of conduct and ethics and is posted on our website. Copies of our Code of Business Conduct and Ethics are also available, free of charge, upon request directed to us at our principal offices, Attention: Samuel Goldfinger.

Corporate Governance Guidelines. We also have adopted corporate governance standards to advance the functioning of our Board of Directors and its committees and to set forth the Board of Director’s expectations as to how it should perform its functions. Our corporate governance standards are posted on our website. Copies of our corporate governance guidelines are available, free of charge, upon request directed to us at our principal offices, Attention: Samuel Goldfinger.

Stockholder Communications Policy. Our Board of Directors has adopted a policy with respect to stockholder communications with the Board of Directors. Stockholders and other interested parties may communicate directly with our Board of Directors or the non-management directors. All communications should be in writing and should be directed to our secretary at: Secretary, Stockholder Communications, The Smith & Wollensky Restaurant Group, Inc., 880 Third Avenue, New York, New York 10022. The sender should indicate in the address whether it is intended for the entire Board of Directors, the non-management directors as a group or an individual director. Each communication intended for the Board of Directors or non-management directors received by the secretary will be forwarded to the intended recipients. The full text of the Stockholder Communications Policy is available on our website.

Director Compensation

The Company’s independent directors receive a compensation package consisting of an annual base retainer fee of $10,000 in connection with their services as directors. In addition, the independent director who serves as chairman of the Audit Committee of the Board receives an annual retainer fee of $5,000. The independent directors who serve on the Audit Committee, including the chairman of the Audit Committee, receive $1,000 for each meeting that they attended. Independent directors are also permitted an $8,000 annual allowance to dine at our restaurants. We reimburse directors for out-of-pocket expenses incurred in connection with attending Board of Director and committee meetings.

On June 10, 2004, the Company’s Board of Directors established a Special Committee to analyze a strategic opportunity for the Company. The Special Committee was dissolved on March 16, 2005 after completing its analysis. The members of the Special Committee were Messrs. Berman, Mandell and Lee. Messrs. Berman and Mandell each received $12,500 in respect of their services on the Special Committee.

Employee directors receive compensation only as employees of the Company. We have director and officer indemnification insurance policies. These policies run from November 14, 2005 through November 14, 2006, at a total cost of $183,000.

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EXECUTIVE OFFICERS

Alan N. Stillman. See biographical information for Mr. Stillman above under “Proposal One—Election Of Three Class II Directors—Directors Continuing in Office Until the 2007 Annual Meeting.”

Eugene I. Zuriff. See biographical information for Mr. Zuriff above under “Proposal One—Election Of Three Class II Directors— Nominees for Election to a Three-Year Term Expiring at the 2009 Annual Meeting.”

Samuel Goldfinger, 36, has been our Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary since July 2005. Mr. Goldfinger joined the Company in August 1997 as the Director of Finance. During his tenure with the Company, Mr. Goldfinger has handled a wide variety of financial areas, including financial reporting and budgeting. Prior to joining the Company, Mr. Goldfinger was an audit manager from 1995 to 1997 with the certified public accounting firm of Goldstein Kessler & Co., P.C., where his primary focus was on clients within the restaurant industry.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation earned during fiscal years 2005, 2004 and 2003 by our Chief Executive Officer and each of our other most highly compensated executive officers who served as executive officers during fiscal year 2005. Messrs. Stillman, Zuriff and Goldfinger constitute all of our current executive officers.

					Long-Term
					Compensation
		Annual Compensation			Awards	Payouts
					Securities
	Fiscal			Other Annual	Underlying	All Other
Name and Principal Positions	Year	Salary	Bonus	Compensation	Options	Compensation
Alan N. Stillman(1)	2005	$ 838,699	—	—	—	$ 6,577(2)
Chief Executive Officer	2004	$ 760,725	$ —	$ 147,096(3)	10,000	$ 6,202
	2003	$ 760,725(4)	$ 100,000	$ 147,096(3)	—	$ 5,564

Eugene I. Zuriff(5)	2005	$ 165,000	$ 50,000	$ 5,000(6)	—	$ 2,389(7)
President	2004	$ 135,000	$ 50,000		5,000	—
	2003	$ 135,000	$ 30,000		10,000	—

Samuel L. Goldfinger	2005	$ 152,308	$ 30,000	—	5,000	$ 3,473(8)
Chief Financial Officer,	2004	$ 130,000	$ 20,000	—	1,000	$ 3,294
Executive Vice President of Finance, Treasurer and Secretary	2003	$ 120,000	$ 20,000	—	3,000	$ 2,849

Alan M. Mandel(9)	2005	$ 169,376	—	$ 80,000(10)	—	$ 3,521(11)
Former Chief Financial,	2004	$ 243,101	$ 35,000	—	5,000	$ 5,650
Officer, Executive Vice President of Finance, Treasurer and Secretary	2003	$ 231,525(12)	$ 35,000	—	—	$ 4,634

(1)	Mr. Stillman’s son, Michael Stillman, is an employee of the Company. He received $50,000, $40,000 and $32,000 in 2005, 2004 and 2003, respectively, as compensation for his services.
(2)	Consists of 401(k) matching contributions of $5,250 and group term life insurance payments of $1,327.

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(3)	Represents payments made to Mr. Stillman pursuant to his non-competition agreement, which payments ceased on December 31, 2004.
(4)

Mr. Stillman deferred payment until fiscal 2004 of $36,225 of his salary for fiscal 2003. The deferred payment is included in the year earned. Mr. Stillman declined the increase in base salary he was entitled to in 2004 under his employment agreement.

(5)

Payments made to Mr. Zuriff for fiscal 2004 and 2003 were made in respect of consulting services. In addition, the option to purchase 10,000 shares of our Common Stock granted to Mr. Zuriff in 2003 was granted in part for his services as director.

(6)	Consists of an automobile allowance.
(7)	Consists of 401(k) matching contributions.
(8)	Consists of 401(k) matching contributions of $2,285 and group term life insurance payments of $1,188.
(9)

Mr. Mandel resigned as Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary of the Company on July 25, 2005. He assisted the Company with transition issues through August 17, 2005 and received his base salary through that date. Since August 17, 2005, Mr. Mandel has been a consultant to the Company for which he receives (i) $120,000 paid over the period commencing on August 18, 2005 and ending on May 17, 2006 (the “Consulting Period”), (ii) reimbursement for his car lease during the Consulting Period and (iii) payment for his health benefits during the Consulting Period.

(10)	Represents payments made to Mr. Mandel for consulting services.
(11)	Consists of 401(k) matching contributions of $2,526 and group term life insurance payments of $995.
(12)	Mr. Mandel deferred payment until fiscal 2004 of $11,025 of his salary for fiscal 2003. The deferred payment is included in the year it was earned.

Option Grants in Last Fiscal Year

The following table sets forth information concerning grants of stock options to each of the persons named in the Summary Compensation Table during fiscal year 2005. The percent of the total options set forth below is based on an aggregate of 149,000 options granted to employees and issued under our 2001 Stock Incentive Plan during fiscal year 2005.

	Number of Securities Underlying	% of Total Options Granted to Employees During	Exercise Price		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
Name	Options Granted	Fiscal Year	Per Share	Expiration Date	5%	10%
Alan N. Stillman	—	—	—	—	—	—
Eugene I. Zuriff	—	—	—	—	—	—
Samuel Goldfinger(2)	5,000	3.4%	$6.12	July 14, 2015	$ 19,244	$ 48,769
Alan Mandel	—	—	—	—	—	—

(1)

Potential realizable value represents hypothetical gains that could be achieved for the options if the options were exercised at the end of the option term assuming that the fair market value of the Common Stock on the date of grant appreciates at 5% and 10% over the option term (ten years) and that the option is exercised and sold on the last day of its option term for the appreciated stock price. The assumed 5% and 10% rates

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of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future Common Stock price. The calculation includes the difference, if any, between the fair market value on the date of grant and the exercise price for such options. Actual gains, if any, on stock option exercises will depend on the future performance of our Common Stock.

(2)	Mr. Goldfinger’s options vest as to 1,000 shares on each of July 14, 2006, July 14, 2007, July 14, 2008, July 14, 2009 and July 14, 2010.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2005 and exercisable and unexercisable stock options held by the persons named in the Summary Compensation Table at January 2, 2006. The value of unexercised in-the-money options is based on a value of $5.14 per share, the closing sale price our Common Stock on December 30, 2005, the last trading day of fiscal year 2005, less the actual per share exercise prices, multiplied by the number of shares underlying the option. All options were granted under our 2001 Stock Incentive Plan.

			Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options at
	Shares		at January 2, 2006		January 2, 2006
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Alan N. Stillman	—	—	113,667	28,000	$ 97,150	$ 17,400
Eugene I. Zuriff	—	—	32,333	16,000	$ 4,600	$ 600
Samuel Goldfinger	—	—	19,400	11,600	$ 2,640	$ 180
Alan M. Mandel(1)	41,000	$233,290	—	—	$ —	$ —

(1)	Mr. Mandel resigned on July 25, 2005.

Equity Compensation Plan Information

The following table sets forth information concerning all equity compensation plans of the Company and whether or not the plans were approved by the stockholders as of January 2, 2006.

	Number of Securities to be Issued Upon Exercise of Outstanding Options,	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities)
Plan Category	Warrants and Rights	Warrants and Rights	reflected in first column

Equity compensation plans approved by security holders	610,039	$ 5.23	714,888(1)

Equity compensation plans not approved by security holders	—	—	—
Total	610,039	$ 5.23	714,888(1)

(1)

Represents, as of January 2, 2006, 500,000 shares reserved for sale pursuant to the Company’s Employee Stock Purchase Plan (which the Company has not yet implemented), and 214,888 shares reserved for future grants under the Company’s 2001 Stock Incentive Plan. The Company’s 2001 Stock Incentive Plan provides that the maximum number of shares of Common Stock available for issuance is 583,333,

11

increased by 4% of the total number of issued and outstanding shares of Common Stock (including shares held in treasury) as of the close of business on December 31 of the preceding year on each January 1, beginning January 1, 2002, during the term of the 2001 Stock Incentive Plan. However, the number of shares available for all grants under the 2001 Stock Incentive Plan is limited to 11% of the Company’s issued and outstanding shares of capital stock on a fully-diluted basis.

Employment and Non-Competition Agreements

Alan N. Stillman. On May 1, 2001, we entered into an amended and restated employment agreement with Alan Stillman, our Chief Executive Officer, pursuant to which Mr. Stillman will serve as our Chief Executive Officer until May 29, 2006. The agreement provides that Mr. Stillman is entitled to a base salary of $690,000 per year, subject to annual five percent cost of living increases. In addition, Mr. Stillman is entitled to customary employee benefits and may receive a yearly bonus equal to up to 50% of his base salary, depending on certain bonus targets to be set by our Board of Directors. For the fiscal years 2002 and 2003, such bonus targets were based on our earnings before income, taxes, depreciation and amortization. Mr. Stillman did not receive a bonus payment for fiscal year 2004. Mr. Stillman’s employment agreement may be terminated by us at any time with or without cause. This agreement may also be terminated by Mr. Stillman at any time with 15 business days notice or for “good reason,” effective upon written notice to us. If Mr. Stillman is terminated without cause or terminates for “good reason,” he is entitled to a severance payment equal to his monthly base salary multiplied by the greater of the number of months remaining in the initial five year term or twelve months, plus insurance benefits for the period that he receives such severance payment and certain fringe benefits for the balance of the employment term. Pursuant to the agreement, if Mr. Stillman’s employment as Chief Executive Officer is not renewed at the end of the five year term under mutually acceptable terms, Mr. Stillman may, at his option, act as a consultant to us concerning our business, affairs, creative direction and management for five years at a salary of $150,000 per year plus benefits.

We have also entered into a non-competition agreement with Mr. Stillman. This agreement requires Mr. Stillman to keep our proprietary information confidential May 1, 2007, or, if the employment agreement is extended beyond the initial five year term or if Mr. Stillman becomes our consultant pursuant to his employment agreement, the date which is one year after his termination as our employee or consultant, as the case may be. In consideration of this agreement, we were required to pay Mr. Stillman $36,774 at the end of each fiscal quarter in 2002, 2003 and 2004. The agreement also contains a provision pursuant to which Mr. Stillman will not engage in any business which owns, operates or manages one or more high end steak restaurants which operate within a five mile radius of any of our owned or managed restaurants during the term of this agreement, and for a period of one year after Mr. Stillman’s employment is terminated, or for a period of one year after the end of Mr. Stillman’s service as a consultant, whichever is later, provided that the restriction will not end prior to five years after the date of the agreement.

The Company intends to enter into a new five year employment agreement with Mr. Stillman pursuant to which Mr. Stillman will serve as the Company’s Chief Executive Officer and be entitled to a base salary of $600,000 per year, medical benefits for Mr. Stillman and his family for five years following the termination of the agreement and customary employee benefits. The Company also intends to designate Mr. Stillman as the beneficiary of 20% of the $5 million life insurance policy that the Company currently maintains in respect of Mr. Stillman. The Committee also approved the issuance to Mr. Stillman of options to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $5.12 per share. The options will vest in five equal installments commencing with the date of grant and have a ten year term.

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Alan M. Mandel. Mr. Mandel resigned as Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary of the Company on July 25, 2005. At the time of Mr. Mandel’s resignation, his annual base salary was $ 255,256 per annum. Mr. Mandel assisted the Company with transition issues through August 17, 2005 and continued to receive his salary payments through that date. Following August 17, 2005, Mr. Mandel has been a consultant to the Company for which he receives (i) $120,000 paid over the period commencing on August 18, 2005 and ending on May 17, 2006 (the “Consulting Period”), (ii) reimbursement for his car lease during the Consulting Period and (iii) payment for his health benefits during the Consulting Period.

2005 Management Retention Plan

On May 4, 2005, the Company’s Board of Directors adopted The Smith & Wollensky Group, Inc. 2005 Management Retention Plan (the “2005 Plan”). The Board adopted the 2005 plan in recognition of the importance to the Company and its stockholders of assuring that the Company has the continued dedication and full attention of certain key employees notwithstanding the possibility, threat or occurrence of a change in control, as defined in the 2005 Plan, that the Company’s Board of Directors has not approved (“Unapproved Change of Control”). Participants in the 2005 Plan will include the Company’s executive officers, as well as certain other employees. The following severance benefits would be provided upon qualifying terminations of employment in connection with or within 18 months following an Unapproved Change in Control:

•	Cash severance pay equal to 1.00 to 2.99 times the participant’s average W-2 income for the five years before the Unapproved Change in Control.
•	Company-paid medical and dental insurance benefits for a period of 12-18 months.
•	Full vesting of any outstanding stock options or restricted stock awards.

Terminations of employment that entitle a participant to receive severance benefits under the 2005 Plan consist of (1) termination by the Company without “cause” or (2) resignation by the participant for “good reason” (as each of these terms is defined in the 2005 Plan), in each case within 18 months following a change of control. A participant would not be eligible for benefits under the 2005 Plan if his or her termination occurs for any other reason. To receive the severance benefits under the 2005 Plan, a participant must execute a general release of claims against the Company and its affiliates. A participant has no obligation to mitigate the severance benefits under the 2005 Plan.

Participants would be entitled to full indemnification for any excise taxes that may be payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with an Unapproved Change in Control, and payment of their legal fees if they prevail on or after an Unapproved Change in Control on a claim for relief in an action to enforce their rights under the 2005 Plan.

In the event of a change in control, the 2005 Plan requires the Company to create and fund an irrevocable rabbi trust that will become the primary source of payments.

In general, the Company’s Board of Directors may amend or terminate the 2005 Plan prior to the date that is three months before an Unapproved Change in Control. However, neither the amendment of the 2005 Plan in a manner that adversely affects the participants nor the termination of the 2005 Plan would be effective if done without consent later than the date within the period that begins three months before an Unapproved Change in Control and ends two years afterward.

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A “change in control” for purposes of the 2005 Plan generally consists of the following:

•

the consummation of a merger, consolidation, statutory share exchange, sale of all or substantially all of the assets of the Company or similar form of corporate transaction (whether in one or a series of related transactions) involving the Company without the prior approval of the Company’s Board of Directors, unless immediately following such transaction more than fifty percent (50%) of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity is owned, directly or indirectly, by persons who were stockholders of the Company immediately prior to the transaction or transactions; or

•

any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes, without the prior approval of the Company’s Board of Directors, the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation thereto under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company; or

•	the Company substantially completes a plan of complete liquidation or dissolution whether in the transaction or a series of transactions; or
•

the individuals who constituted the Company’s Board of Directors at the beginning of any period of two consecutive calendar years (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided that any person becoming a director subsequent to the beginning of such two-year period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then members of the Company’s Board of Directors shall be an Incumbent Director.

2001 Stock Incentive Plan

General. The 2001 Stock Incentive Plan provides for the granting of options to purchase shares of our Common Stock and stock awards. Options may be incentive stock options, as defined in Section 422 of the Internal Revenue Code (the “Code”), granted only to our employees (including officers who are also employees) or non-qualified stock options granted to our employees, directors, officers and consultants. Stock awards may be granted to employees of, and other key individuals engaged to provide services to, the Company and its subsidiaries. The 2001 Stock Incentive Plan was adopted and approved by our directors in March 2001 and our stockholders in April 2001.

Administration. The 2001 Stock Incentive Plan may be administered by our Board of Directors or by our Compensation Committee, either of which may decide who will receive stock option or stock awards, the amount of the awards, and the terms and conditions associated with the awards. These include the price at which stock options may be exercised, the conditions for vesting or accelerated vesting, acceptable methods for paying for shares, the effect of corporate transactions or changes in control, and the events triggering expiration or forfeiture of a participant’s rights. The maximum term for stock options may not exceed ten years, provided that no incentive stock options may be granted to any employee who owns ten percent or more of the Company with a term exceeding five years.

Limits on Plan Awards. The maximum number of shares of Common Stock available for issuance under the 2001 Stock Incentive Plan is 583,333 shares, increased by 4% of the total number of issued and outstanding shares of Common Stock (including shares held in treasury) as of the close of

14

business on December 31 of the preceding year on each January 1, beginning with January 1, 2002, during the term of the 2001 Stock Incentive Plan. However, the number of shares available for all grants under the 2001 Stock Incentive Plan is limited to 11% of the Company’s issued and outstanding shares of capital stock on a fully-diluted basis. Accordingly, the maximum number of shares of Common Stock available for issuance in 2006 is 214,888 shares. In addition, options may not be granted to any individual with respect to more than 500,000 total shares of Common Stock in any single taxable year (taking into account options that were terminated, repriced, or otherwise adjusted during such taxable year).

Recapitalization; reorganization; change of control. The 2001 Stock Incentive Plan provides that proportionate adjustments shall be made to the number of authorized shares which may be granted under the 2001 Stock Incentive Plan and as to which outstanding options, or portions of outstanding options, then unexercised shall be exercisable as a result of increases or decreases in the Company’s outstanding shares of common stock due to reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, such that the proportionate interest of the holder shall be maintained as before the occurrence of such event. Upon the sale or conveyance to another entity of all or substantially all of the property and assets of the Company, including by way of a merger or consolidation or a Change in Control of the Company, as defined in the 2001 Stock Incentive Plan, our Board of Directors shall have the power and the right to accelerate the exercisability of any options.

Termination or amendment. Unless sooner terminated by our Board of Directors, the 2001 Stock Incentive Plan will terminate on April 30, 2011, ten years from the date on which the 2001 Stock Incentive Plan was adopted by our Board of Directors. Our Board of Directors may, at any time, terminate the 2001 Stock Incentive Plan or make any modifications or amendments to the 2001 Stock Incentive Plan as it shall deem advisable so long as such modification or amendment does not conflict with the contractual obligations of the Company. Our Board of Directors may not, however, increase the maximum number of shares for which options or awards may be granted without the approval by the vote of a majority of the stockholders or make any other change to the 2001 Stock Incentive Plan which requires stockholder approval under applicable law or regulation. All options granted under the 2001 Stock Incentive Plan shall terminate immediately prior to the dissolution or liquidation of the Company; provided, that prior to such dissolution or liquidation, the vesting of any option shall automatically accelerate as if such dissolution or liquidation is deemed a Change of Control, as defined in the 2001 Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

During 2005 and until Mr. Lee resigned from our Board of Directors on April 19, 2006, our Compensation Committee consisted of Mr. Lee and Mr. Villency. As of April 19, 2006, our Compensation Committee consists of Mr. Porcelli and Mr. Villency. No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

15

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS(1)

Introduction

The Compensation Committee is currently comprised of two directors who have been appointed by the Board of Directors. Both members are independent within the meaning of the listing standards of Nasdaq. The Compensation Committee is governed by a written charter adopted by the Board of Directors, which charter was amended in April 2004. Pursuant to the charter, the Compensation Committee recommends to the Board of Directors for determination, the salaries, bonuses and benefits of the Company’s Chief Executive Officer and all other executive officers of the Company and makes recommendations to the Board of Directors with respect to the Company’s incentive compensation plans and equity-based plans, including the Company’s 2001 Stock Incentive Plan. The Committee strives to ensure that the Company’s executive compensation programs will enable the Company to attract and retain key people and motivate them to achieve or exceed certain of the Company’s key objectives by making individual compensation directly dependent on level of job responsibility, individual performance and company performance.

Compensation Programs

Annual Base Salary. The Committee establishes base salaries for the Company’s executive officers. Base pay increases vary according to (i) individual contributions to the Company’s success, (ii) comparison to similar positions at other companies in comparable businesses, (iii) internal pay equity and (iv) existing agreements to which the Company is a party.

Annual Cash Bonuses. The Committee evaluates each executive officer individually to determine a bonus for the fiscal year based on performance criteria.

Stock Options. The Committee believes that stock options provide additional incentive to executive officers to work towards maximizing stockholder value. The Committee views stock options as an important component of the Company’s long-term, performance-based compensation program. These options are provided through initial grants at or near the date of hire and through subsequent periodic grants. The Company generally grants options that become exercisable over a five-year period as a means of encouraging executives and other employees to remain with the Company and to promote its success. Options granted to the Company’s executive officers and other employees have exercise prices equal to or above the fair market value of the Company’s Common Stock at the time of grant. This approach is designed to focus executives on the enhancement of stockholder value over the long term and encourage equity ownership in the Company. Options vest and become exercisable at such time as determined by the Compensation Committee. The initial option grant is designed to be competitive with those of comparable companies for the level of the job that the executive holds and motivate the executive to make the kind of decisions and implement strategies and programs that will contribute to an increase in the Company’s stock price over time. Periodically additional stock options may be granted to reflect the executive’s ongoing contributions to the Company, to create an incentive to remain at the Company and to provide a long-term incentive to achieve or exceed the Company’s financial goals.

Other Compensation Programs. In addition to the foregoing, executive officers participate in compensation plans available to all employees, including the Company’s 401(k) retirement plan. Subject to the approval of the Committee, the Company matches up to 50% of its employees’ contributions to the 401(k) plan, up to and including the first 3% of each employee’s compensation.

16

Compensation Limitations

The Company has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to its executive officers. Under Section 162(m) of the Internal Revenue Code and regulations adopted thereunder by the Internal Revenue Service, publicly-held companies may be precluded from deducting certain compensation paid to an executive officer in excess of $1 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Committee has determined that none of the current compensation paid to executive officers is subject to the non-deductibility restrictions of Section 162(m).

Review of all Components of Executive Compensation

The Committee has reviewed all components of executive officer compensation, including salary, bonus and equity and long-term incentive compensation, the cost to the Company of all perquisites and other personal benefits and projected payout obligations in change-in-control scenarios. A tally sheet setting forth all of the above components was prepared and reviewed by the Committee. As part of its review, the Committee specifically considered that (i) the Company has an employment agreement with the Chief Executive Officer and (ii) the Company has no Chief Operating Officer at this time and, as a result, the Company’s current executive officers have additional responsibilities.

Chief Executive Officer Compensation

Alan N. Stillman, the founder of the Company, is its Chief Executive Officer and Chairman of our Board of Directors. Mr. Stillman’s compensation is determined in accordance with the terms of his employment agreement that expires in May 2006. Pursuant to the terms of this agreement, Mr. Stillman is entitled to a base salary of $690,000 per year, subject to annual cost of living increases, as well as a yearly bonus of up to 50% of his base salary, depending on certain bonus targets set by the Board of Directors. In fiscal year 2005, Mr. Stillman was compensated in accordance with the terms of his employment agreement. Mr. Stillman did not receive a bonus for fiscal 2005 because the company did not meet certain targets with respect to earnings before income taxes, depreciation and amortization.

17

Conclusion

All aspects of the Company’s executive compensation are subject to change at the discretion of the Committee in reaction to and in recognition of the rapidly changing circumstances of the current marketplace. The Committee will monitor the Company’s executive compensation on an ongoing basis to ensure that it continues to support a performance-oriented environment and remains properly integrated with the Company’s annual and long-term strategic objectives.

Respectfully Submitted By:

THE COMPENSATION COMMITTEE

Joseph E. Porcelli(2)

Robert D. Villency

Dated: May 12, 2006

(1)

The material in this report is not “soliciting material,” and is not deemed filed with the Securities and Exchange Commission, and the report is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	Mr. Porcelli was not a member of the Board of Directors when executive compensation was determined. Accordingly, he did not participate in the compensation decisions.

18

STOCK PERFORMANCE GRAPH(1)

The graph below shows the cumulative total stockholder return on our Common Stock over the period from May 23, 2001 (the first trading day of our Common Stock) to January 2, 2006, as compared with that of the Nasdaq Stock Market Index and the Nasdaq stocks in the standard industry classification 5800-5899, based on an initial investment of $100 in each on May 23, 2001. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period and assumes reinvestment of dividends. During fiscal year 2005, the Company paid no dividends. The Company’s stock price performance shown in the following graph is not necessarily indicative of future stock price performance.

(1)

The material in this graph is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission, and the graph is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of the Record Date by (i) any person, known by us to be the beneficial owner of more than 5% of our Common Stock, (ii) each of our current directors and each nominee seeking to become one of our directors, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, subject to community property laws, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

	Amount and Nature of Shares	Percent of
Names and Addresses of Beneficial Owners(1)	Beneficially Owned(2)	Common Stock Outstanding(3)

Alan N. Stillman	1,581,619(4)	18.2%
Jacob Berman	7,000(5)	*
Samuel Goldfinger	21,850(6)	*
Alan M. Mandel	5,000	*
Richard A. Mandell	2,000(7)	*
Joseph E. Porcelli		*
Robert D. Villency	10,760(8)	*
Eugene I. Zuriff	57,333(9)	*
Dimensional Fund Advisors Inc.	539,000(10)	6.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Granite Capital L.P.	440,100(11)	5.1%
Granite Capital II, L.P.	28,800(11)	*
Granite Capital Opportunity Fund, L.P.	12,164(11)	*
Granite Capital Opportunity Fund II, L.P.	18,224(11)	*
Granum Value Fund	162,800(11)	1.9%
Granite Capital, L.L.C.	516,788(11)	6.0%
Granum Capital Management, L.L.C.	162,800(11)	1.9%
Granite Capital Management L.P.	9,814(11)	*
Laurence Zuriff	40,202(11)	*
Lewis M. Eisenberg	689,402(11)	8.0%
Walter F. Harrison, III	689,402(11)	8.0%
Heartland Advisors, Inc.	665,400(12)	7.8%
789 North Water Street
Milwaukee, WI 53202
LaGrange Capital Partners, L.P.	527,673(13)	6.1%
LaGrange Capital Partners Offshore Fund, Ltd.	110,777(13)	1.3%
LaGrange Capital Administration, L.L.C.	638,450(13)	7.4%
Frank LaGrange Johnson	638,450(13)	7.4%
SJ Strategic Investments LLC	448,672(14)	5.2%
All directors and executive officers as a group (8 persons)	1,685,562(15)	19.2%

*	Represents less than 1% of the outstanding shares of Common Stock.

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(1)	Unless otherwise indicated, the address of each officer, director and 5% or greater stockholder is c/o The Smith & Wollensky Restaurant Group, Inc., 880 Third Avenue, New York, NY 10022.
(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares and percentage of outstanding Common Stock beneficially owned by a person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days of the Record Date, are deemed outstanding. Such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Based on 8,590,643 shares of Common Stock outstanding as of the Record Date.
(4)

Includes 107,500 shares owned by Stillman’s First, Inc., 348,191 shares held by La Cite, Inc., 395,070 shares held by White & Witkowsky, Inc., 385,400 shares held by Thursdays Supper Pub, Inc. and 230,000 shares held by the Alan N. Stillman Grantor Retained Interest Trust. Includes options to purchase 113,667 shares of Common Stock. Mr. Stillman has shared voting and investment power over the shares held by Stillman’s First, Inc. Does not include 90,754 shares held by the Donna Stillman Trust.

(5)	Includes options to purchase 2,000 shares of Common Stock.
(6)	Includes options to purchase 19,400 shares of Common Stock.
(7)	Consists of options to purchase Common Stock.
(8)	Includes options to purchase 2,000 shares of Common Stock.
(9)

Includes 6,000 shares held by Mr. Zuriff’s individual retirement account. Does not include 5,000 shares held by a member of Mr. Zuriff’s family. Also includes options to purchase 32,333 shares of Common Stock.

(10)

Other than the information relating to its percentage of ownership of the Common Stock, the information with respect to Dimensional Fund Advisors Inc. (“Dimensional”) is based solely on Amendment No. 2 to Dimensional’s Schedule 13G dated December 31, 2005 (the “Dimensional 13G”) and filed by. The Dimensional 13G states that Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. The Dimensional 13G refers to these investment companies, trusts and accounts as the “Funds” and states that in its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Company that are owned by the Funds, and that it may be deemed to be the beneficial owner of the securities of the Company held by the Funds. The Dimensional 13G states that all securities reported in the Schedule are owned by the Funds, and that Dimensional disclaims beneficial ownership of such securities. The Dimensional 13G further states that all securities reported in the Dimensional 13G are owned by advisory clients of Dimensional, no one of which to the knowledge of Dimensional, owns more than 5% of the Common Stock.

(11)

Other than the information relating to their percentages of ownership of the Common Stock, the beneficial ownership information with respect to these entities is based solely on Amendment No. 2 to Schedule 13G dated December 31, 2005 (the “Granite 13G”) and filed by Granite Capital, L.P. (“Granite”), Granite Capital II, L.P. (“Granite II”), Granite Capital Opportunity Fund L.P. (“Granite Opportunity”), Granite Capital Opportunity Fund II L.P. (“Granite Opportunity II”), Granum Value Fund (“Granum Value”), Granite Capital, L.L.C. (“Granite L.L.C.”), Granum Capital Management, L.L.C. (“Granum Management”), Granite Capital Management L.P. (“Granite Capital Management”), Laurence Zuriff, Lewis M. Eisenberg and Walter F. Harrison, III. The Granite 13G states that each of the foregoing may be deemed to beneficially own various amounts of the shares and discloses shared voting and investment power with respect to the shares.

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The Granite 13G also states that Granite L.L.C., the general partner of Granite, Granite II, Granite Opportunity and Granite Opportunity II, and the investment manager to Granite Capital Overseas Hedged Equity Fund Limited (“Granite Hedged Equity”), has the power to direct the investment activities of Granite, Granite II, Granite Opportunity, Granite Opportunity II and Granite Overseas, including decisions with respect to the receipt of dividends and the disposition of the proceeds from the sale of shares of Common Stock. The Granite 13G also states that Messrs. Eisenberg and Harrison are the managing members of Granite L.L.C., and in that capacity direct its operations.

The Granite 13G further states that Mr. Zuriff, portfolio manager of Granite Opportunity, Granite Opportunity II, Granite Capital Opportunity Fund Limited (“Granite Opportunity Offshore”) and Granite Capital Opportunity MAC 60 Ltd (“Granite MAC”), has the power to direct the investment activities of Granite Opportunity, Granite Opportunity II, Granite Opportunity Offshore and Granite MAC, including decisions with respect to the receipt of dividends and the disposition of proceeds from the sale of shares of Common Stock. Laurence Zuriff is the son of our President, Eugene I. Zuriff.

The Granite 13G also states that Granum Management, the investment adviser to Granum Value, has the power to direct the affairs of Granum Value, including the decisions with respect to the receipt of dividends and the disposition of the proceeds from the sale of shares of Common Stock. The Granite 13G further states that Messrs. Eisenberg and Harrison are the managing members of Granum Management, and in that capacity direct its operations.

The Granite 13G states that Granum Management, the investment adviser to Granum Value, has the power to direct the affairs of Granum Value, including decisions with respect to the receipt of dividends and the disposition of the proceeds from the sale of shares of Common Stock. The Granite 13G further states that Messrs. Eisenberg and Harrison are the managing members of Granum Management, and in that capacity direct its operations.

The address for each of these stockholders is c/o Granite Capital International Group, 126 East 56th Street, New York, NY 10022.

(12)

Other than the information relating to its percentage of ownership of the Common Stock, the information with respect Heartland Advisors, Inc. (“Heartland”) is based solely on the Schedule 13D dated December 27, 2005 filed by Heartland and William J. Nasgovitz (the “Heartland 13D”). The Heartland 13D states that 665,400 shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Exchange Act, by (1) Heartland, by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, as a result of his ownership interest in Heartland. Heartland and Mr. Nasgovitz each disclaim beneficial ownership of any shares of Common Stock reported in the Heartland 13D. The Heartland 13D further states that the clients of Heartland, a registered investment advisor, including an investment company registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of shares of Common Stock reported on in the Heartland 13D. The Heartland 13D further states that the Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company, had acquired 574,000 shares. The Heartland 13D further states that the remaining shares are owned by various other accounts managed by Heartland on a discretionary basis. The Heartland 13D further states, to the best of Heartland’s knowledge, none of the other accounts own more than 5% of the outstanding stock.

(13)

Other than the information relating to their percentages of ownership of the Common Stock, the information with respect to these entities is based solely on Amendment No. 1 to the 13G of LaGrange Capital Partners, L.P., LaGrange Capital Partners Offshore Fund, Ltd., LaGrange Capital Administration, L.L.C. and Frank LaGrange Johnson (the “LaGrange 13G”).

The LaGrange 13G states that the general partner of LaGrange Capital Partners, L.P. is LaGrange Capital Management, L.L.C. and that Frank LaGrange Johnson is the sole member of LaGrange Capital Management, L.L.C.

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The LaGrange 13G states that the investment manager of LaGrange Capital Partners Offshore Fund, Ltd. is LaGrange Capital Administration, L.L.C. and that Frank LaGrange Johnson is the sole member of LaGrange Capital Administration, L.L.C.

The LaGrange 13G states that Frank LaGrange Johnson is the sole member of LaGrange Capital Administration, L.L.C.

The address for each of these stockholders is 1270 Avenue of the Americas, Suite 2200, New York, NY 10020.

(14)

Other than the information relating to its percentage of ownership of the Common Stock, the information with respect to SJ Strategic Investments LLC (“SJSI”) is based solely on Amendment No. 1 to the Schedule 13D of Strategic dated December 15, 2005 (the “SJSI 13D”). The SJSI 13D states that SJSI has the sole power to vote or direct the vote of 448,672 shares and the sole power to dispose or direct the disposition of 448,672 shares. The SJSI 13D further states that because John M. Gregory controls all of the voting interests of SJSI with respect to the securities, he may be deemed to have the sole power to vote and direct the vote of 448,672 shares and the sole power to dispose and direct the disposition of 448,672 shares. The SJSI 13D also states that neither Joan P. Gregory, Susan Gregory nor James M. Gregory presently have the power to dispose, direct the disposition, vote or direct the vote of shares of Common Stock held by SJSI. However, they may be deemed to indirectly beneficially own shares of Common Stock held by SJSI due to their financial interests in SJSI, according to the SJSI 13D.

(15)	See footnotes (4) through (9).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received, or written representations from certain reporting persons that no other reports were required, the Company believes that all such persons complied with all Section 16(a) filing requirements in fiscal 2004, except that through inadvertence one report required to be filed by Mr. Porcelli upon becoming a director was not timely filed.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, security holder who is known by us to own of record or beneficially more than 5% of our Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than as set forth below and under the heading Executive Compensation.

St. James Associates

Smith & Wollensky Operating Corp., an entity controlled by our Chairman and Chief Executive Officer, Alan Stillman, is both a limited partner and one of the two general partners of St. James Associates (“St. James”), which owns the Smith & Wollensky restaurant in New York and the rights to the trademarks “Smith & Wollensky” and “Wollensky’s Grill.” Pursuant to the management agreement with St. James Associates, we have been retained to provide management services to the Smith & Wollensky restaurant in New York in exchange for a fee of 2.3% of all restaurant sales. The other general partner of St. James Associates may terminate the agreement in certain circumstances. In 2005, St. James Associates paid $608,395 to the Company for our management services. We keep and maintain the books of account of St. James Associates, and we direct the day-to-day operations of St. James Associates as part of our duties under our management agreement with St. James Associates.

We have entered into a licensing agreement (the “Original Licensing Agreement”) with St. James Associates which permits us to use the names “Smith & Wollensky” and “Wollensky’s Grill”, subject to certain limitations and termination rights. We are required to pay a one-time fee to St. James Associates upon the opening of each new restaurant utilizing the licensed names. This fee is equal to the fee that was paid or would have been paid in the previous year (which in 2005 would have been $236,000 if we had opened a restaurant) increased by the lesser of the annual increase in the Consumer Price Index or 5% of the fee for the preceding year. In addition, we must pay a royalty of 2% of aggregate annual gross restaurant sales and non-restaurant sales (subject to an annual aggregate minimum of $800,000). Additionally, the license agreement provides for a royalty fee of 1% of annual gross restaurant sales for any new steakhouses opened in the future by us not utilizing the licensed names. If we terminate or default on the license agreement, we are subject to a fee of $2.0 million upon termination or $2.5 million to be paid over four years. In fiscal 2005, the Company paid royalty fees of $1,829,591 to St. James Associates.

On January 19, 2006 the Company signed an Amended and Restated Sale and License Agreement, dated as of January 1, 2006 (the “Amended Licensing Agreement”), with St. James, which provides for, among other things, a reduced licensing fee only for the opening of Wollesnky’s Grills that are less than 9,000 square feet. Pursuant to the Amended Licensing Agreement, the one-time opening fee paid to St. James for each new Wollensky’s Grill (“Grill Opening Fee”) will be at a rate equal to 50% of the fee due under the Original Licensing Agreement. In addition, the annual royalty fee for new Wollensky’s Grills (“Grill Royalty Fee”) will be reduced from 2% to 1% for annual sales from Grills. Both the Grill Opening Fee and Grill Royalty Fee are subject to maximum average per-person checks that, if exceeded, could increase both the Grill Opening Fee and Grill Royalty Fee, but not to exceed the opening fee and royalty fee contained in the original Licensing Agreement. The terms of the amendment do not apply to the existing Wollensky’s Grills.

From time to time, we incur costs on behalf of St. James Associates for which we are fully reimbursed. Such costs include, but are not limited to, advertising, public relations and insurance expenditures.

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MW Realty Associates

Smith & Wollensky Operating Corp., an entity controlled by our Chairman and Chief Executive Officer, Alan Stillman, is both a limited partner and one of the two general partners of MW Realty Associates, L.P., the owner of the property on which the Smith & Wollensky restaurant in New York is located. We keep and maintain the books of account of MW Realty Associates at no cost to MW Realty Associates, and we direct the day-to-day operations of MW Realty Associates as part of our duties under our management agreement with St. James Associates.

Legal Services Provided by Paul, Hastings Janofsky & Walker LLP

Until her resignation in February 2006, Marie Censoplano, the wife of Mr. Goldfinger, was a partner of Paul, Hastings, Janofsky & Walker LLP, a law firm that provides legal services to the Company. Since the beginning of fiscal 2005, we paid Paul, Hastings, Janofsky & Walker LLP approximately $471,316 for legal services and expenses related to legal matters.

Transactions with Directors and other Affiliates

We do not currently contemplate entering into any transactions with any of our affiliates other than those described above. However, in the future, any new contract or transaction between us and one or more of our directors or other affiliates, or between us and any corporation, firm or association in which one or more of our directors or other affiliates has a material financial interest, will be approved by the disinterested members of our Audit Committee.

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PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board of Directors has approved, the appointment of BDO Seidman, LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending January 1, 2007. The Board of Directors is asking stockholders to ratify and approve the appointment. Although action by the stockholders is not required by law, the Board of Directors believes stockholders should be given the opportunity to express their view in this matter. Notwithstanding the selection or a ratification, the Board of Directors, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the Board of Directors determines that such a change would be in our and our stockholders’ best interest. In the event of a negative vote or ratification, the Board of Directors will reconsider its selection.

BDO Seidman, LLP has audited our consolidated financial statements since the fiscal years ended January 3, 2005 and January 2, 2006. Prior thereto, our consolidated financial statements were audited by KPMG LLP. Effective May 21, 2004, the Audit Committee of our Board of Directors replaced KPMG LLP as our independent accounting firm with BDO Seidman, LLP after receiving proposals from various other firms and considering a variety of factors.

The reports of BDO Seidman, LLP of our consolidated financial statements as of and for the fiscal years ended January 3, 2005 and January 2, 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: In fiscal 2004, as required by FASB Interpretation No. 46 (R) as discussed in Note 2 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended January 2, 2006, the Company has consolidated in the operations of a managed restaurant that the Company does not own.

In connection with the audits of our consolidated financial statements as of and for the fiscal years ended December 29, 2003 and December 30, 2002, and during the period from January 1, 2004 through May 21, 2004, we did not have any disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused it to make reference to the subject matter of the disagreements in connection with its reports. During the period of time from January 1, 2002 through May 21, 2004, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

During the fiscal years ended December 29, 2003 and December 30, 2002, and during the period from January 1, 2004 through May 21, 2004, we did not consult with BDO Seidman, LLP regarding any of the matters specified in Item 304(a)(2) of Regulation S-K.

KPMG LLP furnished a letter addressed to the SEC relating to the above statements when the statements were made in Item 4 of the Current Report on Form 8-K we filed with the SEC on May 28, 2004 (the “Form 8-K”). The letter was included as an exhibit to the Form 8-K.

Representatives of BDO Seidman, LLP are expected to be present at the annual stockholders’ meeting, will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

KPMG LLP provided various other services to the Company during fiscal year 2004. In addition to performing the audit of our consolidated financial statements for fiscal years 2005 and 2004, BDO

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Seidman, LLP provided various other services during such years. The aggregate fees billed for the fiscal years ended January 3, 2005 and January 2, 2006 for each of the following categories of services are as follows:

	Year Ended January 3, 2005	Year Ended January 3, 2005	Year Ended January 2, 2006
	(KPMG)	(BDO)	(BDO)
Audit fees, excluding audit-related fees, but including quarterly reviews and issuance of a debt compliance certificate	$ 22,500	$ 183,057	$ 212,746
Audit-related fees:
Review of specific audit matters, including FIN 46, capital lease treatment, lease accounting treatment, restatements and Las Vegas sale and leaseback transaction	7,250	25,150	20,085
Tax fees	—	—	—
All other fees:
Prepare report on cost savings	—	9,050	—
Total fees	$ 29,750	$ 217,257	$ 232,831

All audit and non-audit services performed for us by our independent registered public accounting firm during the fiscal year ended January 2, 2006 were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO Seidman, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee Pre-Approval Policy provides for categorical pre-approval of specified audit and permissible non-audit services. Audit services not covered by the annual engagement letter, audit-related services and tax services which individually are estimated to result in an amount of fees that exceed $50,000 require the specific pre-approval by the Audit Committee prior to engagement. In addition, services to be provided by the independent registered public accounting firm that are not within the category of pre-approved services must be pre-approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at the meeting of the Audit Committee following the decision. The Audit Committee is not permitted to delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Recommendation of our Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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PROPOSAL THREE

STOCKHOLDER PROPOSAL REQUESTING DECLASSIFICATION

OF THE BOARD OF DIRECTORS

Heartland Advisors, Inc. (“Heartland”), the beneficial owner of 665,400 shares of the Company’s Common Stock, has advised the Company that it intends to introduce the proposal set forth below at the Company’s 2006 Annual Meeting of Stockholders. The Company will provide you with Heartland’s address upon written or oral request to the Company’s Secretary at The Smith & Wollensky Restaurant Group, Inc., 880 Third Avenue, 4th Floor, New York, NY 10022, Telephone: 212-838-2061.

Proposed Resolution:

RESOLVED: That the stockholders of Smith & Wollensky Restaurant Group, Inc., request that the Board of Directors take the steps necessary to amend the Amended and Restated Certificate of Incorporation to provide that in future Board elections, Directors are elected annually and not by classes as is now provided, and that such declassification of the Board be phased in so that it does not affect the unexpired terms of Directors previously elected.

Proponent’s Supporting Statement:

This resolution requests that the Board take steps to end the present staggered election system whereby approximately one-third of the Directors are elected each year, and instead ensure that all Directors are elected annually. We believe shareholders should have the opportunity to vote on the performance of the entire Board each year.

The election of directors is a primary means for shareholders to influence corporate affairs and to ensure corporate accountability. Under a staggered system for electing directors, individual directors face election only once every three years. In our opinion, such a system serves to insulate the board of directors from shareholder input and the consequences of poor financial performance.

Many institutional investors, including the California Public Employees Retirement System and the New York State pension funds, have increasingly been calling for the end of staggered board elections. Institutional Shareholder Services, one of the most influential proxy evaluation services, also opposes staggered board elections.

Numerous companies have demonstrated leadership by eliminating staggered board elections, including Pfizer, Duke Energy, and Dow Jones. In 2005, for the first time, the number of management proposals to eliminate staggered elections outstripped those submitted by shareholders, showing that many companies are taking actions to align their practices with shareholder interests.

We believe that, by requiring that members of the Board face reelection every year, management and the Board of Directors will be more accountable to shareholders and more responsive to shareholder concerns. By aligning the interest of the Board and management with the interests of shareholders, the company will be better equipped and motivated to enhance shareholder value.

For the above reasons, we urge a vote FOR the resolution.

Board of Directors Statement in Opposition

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Company maintains three classes of directors, with members of each class elected to three-year terms. The classes

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are staggered such that the Company’s stockholders vote for the election of one class of directors at each annual meeting.

The Company’s Board of Directors and its Corporate Governance and Nominations Committee have considered this proposal and the arguments in favor of and against a classified board structure. At this time, the Company believes that the current classified board structure is in the best interests of the Company and its stockholders. As a result, the Company’s Board of Directors opposes the above proposal and recommends you vote against it for the reasons outlined below.

A classified board protects the Company against unfair and abusive treatment of its stockholders in takeover situations and/or proxy contests, by reducing the possibility of a sudden shift in control of the Board of Directors by a third party. A classified board structure is not designed to eliminate the possibility of a takeover, but rather to help ensure that the Board of Directors will have sufficient time to evaluate the adequacy and fairness of takeover proposals with the diligence required to consider alternatives and, if appropriate, negotiate in an effective manner to maximize stockholder value.

Having a classified Board of Directors generally means that the majority of the Board of Directors at any given time will have experience as a director of the Company, which promotes continuity and stability of the Company’s policies and operations. The Board of Directors believes that the classified Board of Directors structure results in a Board of Directors comprised of directors with a strong understanding of the Company’s business and markets with the ability to plan and execute long-term strategies. A classified Board of Directors therefore allows the Company to retain knowledgeable individuals who are dedicated to committing the time to helping the Company achieve its goals and are well-positioned to make decisions that are in the best interests of the Company and its stockholders.

The Board of Directors does not believe that directors elected for staggered terms are any less accountable to stockholders than they would be if elected annually, since the same standard of good governance practices apply regardless of the term of service. Delaware law imposes fiduciary duties on each director that are not dependent on how often a director is elected. The Board of Directors believes that the annual election of approximately one-third of the Company’s directors provides stockholders with an effective means to communicate their views on the performance of the Company and its directors and does not result in reduced accountability to stockholders.

The proposal lists three large companies that have declassified their boards to eliminate staggered board elections. None of these companies is in the Company’s industry and each of them is significantly larger than the Company. Each such company made its decision in light of its own particular operational, financial and market circumstances. The Board does not believe that the fact that other companies have taken steps to declassify their boards is a persuasive reason for the Company to undertake the same initiative.

The Company is committed to excellence in corporate governance and will continue to examine its practices in light of the changing environment. The Company notes that numerous well-respected U.S. corporations have classified boards. In addition, the Company has adopted Corporate Governance Guidelines that focus on the independence and quality of the members of the Board of Directors and its effective functioning. The Company’s Corporate Governance Guidelines are available on the Company’s website at www.smithandwollensky.com.

Stockholders should note that this stockholder proposal is simply a request that the Board of Directors take the action stated in the proposal. Approval of this proposal may not necessarily result in the declassification of the Board of Directors. Under the Company’s Amended and Restated Certificate of Incorporation and Delaware law, to implement this proposal and change the structure of the Board of

29

Directors, the stockholders would need to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

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REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS(1)

The Audit Committee is currently comprised of directors who have been appointed by the Board of Directors. The Audit Committee members are independent within the meaning of the listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. Mr. Mandell qualifies as an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Exchange Act and the Board of Directors has determined that he has the financial sophistication required under the listing standards of Nasdaq. The Audit Committee is governed by a written charter adopted by the Board of Directors of the Company, which charter was amended in April 2004. The Audit Committee reviews and assesses the adequacy of the charter of the Audit Committee on an annual basis. As described more fully in its charter, the responsibilities of the Audit Committee include: (i) appointment, retention, compensation, oversight and, if necessary, replacement of our independent registered public accounting firm; (ii) oversight of the quality and integrity of our independent audit and financial reporting processes and systems of internal accounting and financial controls; (iii) review of scope of the audit to be conducted by our independent registered public accounting firm, as well as the results of such audit; (iv) review and pre-approval of all audit and permissible non-audit services; and (v) oversight of our financial reporting activities, including in our annual report, and the accounting principles followed.

The Company’s management has primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, including the related internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended January 2, 2006 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. BDO Seidman, LLP, the Company’s independent registered public accounting firm, was responsible for performing an audit of the Company’s consolidated financial statements for the year ended January 2, 2006 in accordance with auditing standards generally accepted in the United States of America and for providing other related services to the Company.

The members of the Audit Committee are not practicing professional accountants or auditors, and their performance of their duties under the Committee’s charter are not intended to replicate or to certify the functions performed by management and the independent registered public accounting firm, nor is it the purpose of the Committee to certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee exists to serve as board-level oversight through its provision of advice, counsel and direction to management and the accountants on the basis of the information it receives from management and the accountants, discussions with management and the accountants and the experience of the Committee’s members in business, financial and accounting matters.

The Audit Committee discussed with BDO Seidman, LLP, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles, its independence and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with BDO Seidman, LLP its independence.

The Audit Committee discussed with BDO Seidman, LLP the overall scope and plans for the audit. The Audit Committee meets with BDO Seidman, LLP, with and without management present, to

31

discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting. During fiscal year ended January 2, 2006, the Audit Committee held six meetings and also participated in conferences with BDO Seidman, LLP.

Under the supervision and with the participation of management, including the Company’s Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of the design and operation of the Company’s “disclosure controls and procedures” (as defined in the Securities and Exchange Act of 1934, as amended) as of the end of the year ended January 2, 2006. In connection with such evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s “disclosure controls and procedures” were not effective because of the effect of material weaknesses in the Company’s internal control over financial reporting relating to accounting for gift certificates. In addition, the Company’s Chief Executive Officer and Chief Financial Officer also concluded as of the year ended January 2, 2006, that the Company’s “disclosure controls and procedures” were not effective for the reasons described above as of the end of the years ended January 1, 2001, December 31, 2001, December 30, 2002, December 29, 2003 and January 3, 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2006, which was filed with the Securities and Exchange Commission on April 3, 2006.

THE AUDIT COMMITTEE

Jacob Berman

Richard A. Mandell

Robert D. Villency

Dated: May 12, 2006

(1)

The material in this report is not “soliciting material,” and is not deemed filed with the Securities and Exchange Commission, and the report is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR THE 2006 ANNUAL MEETING

Any proposal submitted for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2007 Annual Meeting of Stockholders must be submitted in accordance with Rule 14a-8 of the Exchange Act and must be received at the Company’s principal executive offices on or before December 13, 2006. The submission of a proposal does not guarantee that it will be included in the Company’s Proxy Statement. In addition, the Company’s Amended and Restated By-laws (the “By-laws”) include advance notice provisions that require stockholders desiring to bring business before an annual stockholders meeting to do so in accordance with the terms of the advance notice provisions. The By-laws state that for business to be properly brought before the annual meeting by a stockholder, the stockholder must give timely notice thereof to the Company’s Secretary. The By-laws provide that, to be timely, each such notice must be given either by personal delivery or by U.S. mail, postage prepaid, to the Company’s Secretary not later than sixty days prior to the date set forth in the By-laws for the annual meeting. The By-laws state that the annual meeting may occur on a date designated by the Company’s Board of Directors, its Chairman or President. The By-laws set forth the items to be included in the notice. The exact date for the next annual meeting may be obtained from the Company’s Secretary after January 1, 2007. If the Company does not receive notice of a stockholder proposal to be raised at its 2007 Annual Meeting of Stockholders in accordance with the advance notice provisions of the By-laws, then in such event, the management proxies shall be allowed to use their discretionary voting authority when the proposal is raised at the 2007 Annual Meeting.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and any other applicable requirements.

OTHER MATTERS

As of the date of this Proxy Statement, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters are properly brought before the meeting for action by stockholders, the persons named in the accompanying form of proxy will vote in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with their best judgment with respect to such matters.

PLEASE RETURN YOUR PROXY AS SOON AS POSSIBLE. UNLESS A QUORUM CONSISTING OF A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE IS REPRESENTED AT THE ANNUAL MEETING, NO BUSINESS CAN BE TRANSACTED. THEREFORE, PLEASE BE SURE TO DATE AND SIGN YOUR PROXY EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE AND RETURN IT IN THE ENCLOSED PREPAID RETURN ENVELOPE. PLEASE ACT PROMPTLY TO ENSURE THAT YOU WILL BE REPRESENTED AT THE ANNUAL MEETING.

By Order of the Board of Directors of

The Smith & Wollensky Restaurant Group, Inc.:

Alan N. Stillman

Chief Executive Officer

May 12, 2006

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APPENDIX A

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

PROXY CARD

ANNUAL MEETING OF STOCKHOLDERS

MAY 31, 2006

The undersigned hereby appoints Alan N. Stillman and Samuel Goldfinger, or either of them with power of substitution, proxy to vote at The Smith & Wollensky Restaurant Group, Inc. Annual Meeting of Stockholders on May 31, 2006, and any adjournments or postponements thereof, all shares of Common Stock of The Smith & Wollensky Restaurant Group, Inc. (the “Company”) that the undersigned is entitled to vote at such meeting on matters which may come before the Annual Meeting in accordance with and as more fully described in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

This proxy is solicited on behalf of the Board of Directors of the Company. The Board recommends a vote “FOR” Proposals 1 and 2 and “AGAINST” Proposal 3. Shares will be voted as specified. If no specification is made, the shares represented will be voted “FOR” Proposals 1 and 2 and “AGAINST” Proposal 3. This proxy will be voted in accordance with the discretion of the proxies as to any other matters to be voted upon.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

MAY 31, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

» Please detach along perforated line and mail in the envelope provided. «

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 DESCRIBED BELOW AND “AGAINST” PROPOSAL 3 DESCRIBED BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK IN AS SHOWN HERE: [ X ]

1. PROPOSAL FOR ELECTION OF DIRECTORS
[ ] FOR all nominees listed (except as indicated to the contrary below) nominees: Jacob Berman Robert D. Villency Eugene I. Zuriff	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

[ ] WITHHOLD AUTHORITY to vote for all nominees

[ ] To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

________________________________________

________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 1, 2007
FOR [ ]
AGAINST [ ]
ABSTAIN [ ]

3. STOCKHOLDER PROPOSAL REQUESTING DECLASSIFICATION OF THE BOARD OF DIRECTORS
FOR [ ]
AGAINST [ ]
ABSTAIN [ ]

2

To change the address on your account, please        [     ]
check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Mark “X” here if you plan to attend the meeting. [ ]
Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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